                                  EXHIBIT 21
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                                                                      Exhibit 21

                             List of Subsidiaries

Mannatech Australia Pty Limited - incorporated in April 1998 in Australia and currently operating in St. Leonards, Australia.

Mannatech Limited - incorporated on December 1, 1998 in the Republic of Ireland and currently dormant pending the start-up of operations in the Republic of Ireland.

Mannatech Ltd., - incorporated in April 1999 in the United Kingdom and currently operating in Basingstoke, Hampshire.

Mannatech Foreign Sales Corporation - incorporated on May 1, 1999 in Barbados to act as a "foreign sales corporation" as defined in the United States Internal Revenue Code.

Internet Health Group, Inc. - incorporated on May 7, 1999 in Texas and ceased its operations on December 29, 2001.

Mannatech Payment Services Incorporated - incorporated April 11, 2000 in Texas to faciliate payment services for Mannatech Japan, Inc.

Mannatech Japan, Inc. - incorporated on January 21, 2000 in Japan and currently operating in Tokyo, Japan.

Mannatech Limited - incorporated on February 14, 2000 in New Zealand and currently dormant.